UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Definitive Proxy Statement

☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12
3COM CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

On January 6, 2010, the following letter was mailed to 3Com Corporation stockholders who had not yet voted on the proposed transaction between 3Com Corporation and Hewlett-Packard Company.
December 31, 2009
Dear Fellow Stockholder:
We are writing to remind you that the Special Meeting of Stockholders of 3Com Corporation is scheduled for January 26, 2010 at 10 a.m. local time, at our headquarters, 350 Campus Drive, Marlborough, Massachusetts 01752-3064.
Our records indicate that as of December 9, 2009 (the record date for the Meeting), you held shares of 3Com Corporation and, therefore, you are entitled to vote on the matters set forth on the proxy card. Our records indicate that we have not yet received your vote.
REMEMBER: Your vote is important, no matter how large or small your holdings may be. We cannot complete the merger unless the holders of a majority of the outstanding shares of common stock that are entitled to vote at the special meeting vote in favor of the proposal to adopt the merger agreement. The failure of any stockholder to vote on the proposal to adopt the merger agreement will have the same effect as a vote against the proposal to adopt the merger agreement.
Voting promptly will help reduce solicitation costs and will eliminate your receiving follow-up phone calls or mailings. Your vote can be cast quickly and easily by signing, dating and mailing the proxy card in the postage-paid return envelope previously provided to you with proxy materials for this meeting. You may also vote by telephone or Internet by following the instructions on your proxy card.
If you have any questions or need any assistance voting your proxy, please call Georgeson Inc., our proxy solicitor, toll-free at 866-432-2786.
Thank you in advance for your participation and your consideration in this extremely important matter.
Sincerely,

Neal D. Goldman
Secretary